Exhibit 99.1

GigCapital, Inc. Announces Pricing of $125,000,000 Initial Public Offering

PALO ALTO, Calif., — December 8, 2017 — GigCapital, Inc. (the “Company”), a Delaware corporation (the “Company”) that is an emerging-growth blank check company newly formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 12,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and are expected to trade under the ticker symbol “GIG.U” beginning December 8, 2017. Dr. Avi Katz is the executive Chairman of the Board of Directors and the Chief Executive Officer of the Company, and the Company is sponsored by GigAcquisitions, LLC, which is itself solely managed by GigFounders, LLC (an advisory firm solely managed by Dr. Katz), and Cowen Investments LLC with certain of its affiliates.

Each unit consists of one share of common stock, one right and three-fourths (3/4) of one warrant to purchase one share of common stock for an exercise price of $11.50 per whole share of common stock. Only whole warrants are exercisable. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of common stock upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Company expects its common stock, rights and warrants will be listed on the NYSE under the symbols “GIG”, “GIG RT”, and “GIG WS” respectively.

Although the Company’s efforts to identify a target business are not limited to a particular industry or geographic region, the Company intends to focus on opportunities in the middle market technology media and telecommunications (“TMT”) sectors.

Cowen and Company, LLC and Chardan acted as bookrunners for the offering. The Company has also granted Cowen and Company, LLC, the representative of the bookrunners, a 45-day option to purchase up to an additional 1,875,000 units solely to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department. Phone (631) 274-2806. A registration statement relating to the securities was declared effective by the SEC on December 7, 2017. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Note Concerning Forward Looking Statements

This news release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering, the anticipated use of the net proceeds and potential business combination target. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Darrow Associates, Inc.

Jim Fanucchi, (408) 404-5400

ir@gigcapitalglobal.com